Exhibit 11

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Charge Enterprises, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 12, 2024

Arena Investors, LP

Arena Investors GP, LLC

Arena Finance Markets, LP

Arena Finance Markets GP, LLC

Arena Special Opportunities Fund LP

Arena Special Opportunities Fund (Onshore) GP, LLC

Arena Special Opportunities Partners I, LP

Arena Special Opportunities Partners (Onshore) GP, LLC

Arena SPV Manager, LLC

AI Amped II, LLC

By:	/s/ Lawrence Cutler

Name: Lawrence Cutler

Title: Authorized Signatory